Exhibit 99.1

Confidential

Subject to Confidentiality Agreements

Subject to FRE 408

Draft

ENERGY FUTURE HOLDINGS CORP.

Key Terms of Restructuring of EFH and its Subsidiaries

October 15, 2013

This term sheet (this “Term Sheet”) describes certain terms of a proposed restructuring (the “Restructuring”) of claims and interests against Energy Future Holdings Corp. (“EFH”), Energy Future Intermediate Holding Company LLC (“EFIH”), Energy Future Competitive Holdings Company LLC (“EFCH”), Texas Competitive Electric Holdings Company LLC (“TCEH”) and certain of TCEH’s subsidiaries (the “Subsidiary Guarantors,” and together with EFCH and TCEH, the “TCEH Debtors,” and together with EFH and EFIH, the “Company”).

This Term Sheet does not describe all of the material terms of a Restructuring. Nothing herein shall be deemed an admission of any kind. This Term Sheet is subject to Federal Rule of Evidence 408 and any applicable state rules of evidence. This Term Sheet is not an offer with respect to any securities or solicitation of acceptances of a chapter 11 plan pursuant to section 1125 of the Bankruptcy Code. This Term Sheet shall not be construed as (i) an offer capable of acceptance, (ii) a binding agreement of any kind, (iii) a commitment to enter into, or offer to enter into, any financing or other agreement, or (iv) an agreement to support any chapter 11 plan or disclosure statement or to consummate any transactions otherwise described herein. The transactions described herein are subject in all respects to, among other things, ongoing diligence, and definitive documentation.

Given its understanding of the parties’ current positions, the Company believes this Term Sheet encompasses a transaction that should enable consensus among the parties by October 31, 2013.

TCEH First Lien Creditors

Each holder (collectively, the “TCEH First Lien Creditors”) of a senior secured first lien claim against the TCEH Debtors would receive its pro rata share of:

•    $[5.5] billion of a combination of new secured and unsecured debt of the reorganized TCEH Debtors on market terms that are acceptable to the TCEH First Lien Creditors, subject to a maximum weighted average rate of [TBD]% (or at the Company’s election, the equivalent amount in cash from the issuance of such new debt to third parties);

•    $[1.5] billion of new subordinated unsecured pay-in-kind debt of the reorganized TCEH Debtors; and

•    [TBD]% of the common equity interests in EFH (the “EFH Common Stock”) (subject to dilution on account of the management equity incentive plan and warrants for holders of TCEH Second Lien Notes and TCEH Unsecured Notes (as defined herein)).

TCEH Second Lien and Unsecured Creditors	Each holder of a second lien secured note issued by TCEH (collectively, the “TCEH Second Lien Notes”) and each holder of unsecured notes issued by TCEH (collectively, the “TCEH Unsecured Notes”) would receive its pro rata share of warrants for a [TBD] of pro forma equity of EFH, set at a [TBD] strike price (with limited duration), in an allocation to be determined.

EFIH First Lien Creditors	Each holder (collectively, the “EFIH First Lien Creditors”) of a first lien secured note issued by EFIH (collectively, the “EFIH First Lien Notes”) would receive its pro rata share of $4,137 million of new first lien senior secured notes (or the equivalent amount in cash from the issuance of new debt to third parties) to be issued by reorganized EFIH on the effective date of the Restructuring (the “New EFIH First Lien Notes”). The New EFIH First Lien Notes will be 10-year, 8-year no-call with an interest rate of 4.50%. EFIH First Lien Creditors would not receive any consideration beyond that described above (whether in the form of additional New EFIH First Lien Notes or above-market terms and conditions for such EFIH First Lien Notes), including in respect of any claims they may have for unaccrued interest, any make-whole amount, optional redemption premium, or other premium or costs associated with refinancing the EFIH First Lien Notes.

EFIH Second Lien Creditors	Each holder (collectively, the “EFIH Second Lien Creditors”) of a second lien secured note issued by EFIH (collectively, the “EFIH Second Lien Notes”) would receive its pro rata share of (a) $1,000 million in cash (the “EFIH Second Lien Payment”) and/or (b) $1,213 million of new second lien senior secured notes (or the equivalent amount in cash from the issuance of new debt to third parties) to be issued by reorganized EFIH on the effective date of the Restructuring (the “New EFIH Second Lien Notes”). The New EFIH Second Lien Notes will be 10-year, 8-year no-call with an interest rate of 5.25%. EFIH Second Lien Creditors would also receive consideration for the optional redemption premium in an amount [TBD] funded by EFIH cash. EFIH Second Lien Creditors would not receive any consideration beyond that described above (whether in the form of additional cash, additional New EFIH Second Lien Notes or above-market terms and conditions for such New EFIH Second Lien Notes), including in respect of any claims they may have for unaccrued interest, any make-whole amount, or other premium or costs associated with refinancing the EFIH Second Lien Notes.

EFIH Unsecured Creditors and EFH Unsecured Creditors	The holders of (1) unsecured claims against EFIH (the “EFIH Unsecured Creditors”) and (2) unsecured claims against EFH (the “EFH Unsecured Creditors”) would receive, in the aggregate, $[1,150] million in cash (the “EFH/EFIH Junior Stakeholder Payment”), to be allocated among the EFIH Unsecured Creditors and EFH Unsecured Creditors in a manner to be determined.

EFH Equity Holders	The holders of existing equity interests in EFH (the “EFH Equity Holders”) will retain their existing EFH Common Stock, which will constitute [TBD%] of EFH Common Stock after dilution by the EFH Common Stock issued to the TCEH First Lien Creditors, which will be further diluted by the management equity incentive plan and warrants for holders of TCEH Second Lien Notes and TCEH Unsecured Notes. The EFH Equity Holders will be granted full releases.

Management	Management will receive a new equity incentive plan. All other incentive programs shall remain in place after the effective date in accordance with their terms.

TCEH/EFIH Pro Forma Capital Structure

Reorganized TCEH ($[9.150] billion total debt)

•    $[7.650] billion of a combination of secured and unsecured cash-pay debt:

•    $[5.5] billion issued to the TCEH First Lien Creditors, subject to a maximum weighted average rate of [TBD]% (or at the Company’s election, the equivalent amount in cash from the issuance of such new debt to third parties); and

•    $[2.150] billion issued to third-parties, the cash proceeds of which would fund the EFIH Second Lien Payment and the EFH/EFIH Junior Stakeholder Payment.

•    $[1.5] billion of subordinated unsecured pay-in-kind debt of the reorganized TCEH Debtors issued to the TCEH First Lien Creditors.

•    The amount and structure of the pro forma reorganized TCEH debt described herein is conditioned upon and assumes the consummation of the transactions associated with the Restructuring.

•    The relative proportion of secured and unsecured debt will be structured to optimize reorganized TCEH’s capital structure and minimize its interest expense.

Reorganized EFIH ($5.3 billion total debt)

•    The terms of reorganized EFIH’s debt, and the relative proportion of secured and unsecured debt, will be structured to optimize reorganized EFIH’s capital structure and minimize its interest expense.

Conditions

•    The Restructuring, and all of the transactions described herein and related thereto, must be consummated within one year of the commencement of the Restructuring (subject to automatic extension if the required regulatory approvals for the Restructuring have not been received by such date).

•    Following the Restructuring, reorganized EFIH must be projected to be cash flow positive of [TBD].

Employment Obligations	Employees who are party to employment agreements with the Company shall receive new employment agreements with the Company, which shall have economic terms that are not less favorable to the employee than such employee’s current employment agreement.

Indemnification of Prepetition Directors, Officers, and Managers	Under the Restructuring, consistent with applicable law, all indemnification provisions currently in place for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company, as applicable, shall be reinstated and remain intact and irrevocable and shall survive the effectiveness of the Restructuring.

Director, Officer, Manager, and Employee Tail Coverage	On or before the occurrence of the effective date, the Company shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the effective date.

Releases by the Company	As of the effective date, each of the Company’s affiliates, equity holders, subsidiaries, former and current officers, former and current directors, managers, employees, and professionals shall be deemed released and discharged by the Company from any and all causes of action, including any derivative claims based on or relating to any act or omission taking place on or before the effective date (except claims relating to an act or omission that is determined in a final order to have constituted actual fraud or gross negligence), including relating to the prepetition liability management program and tax sharing agreements.

Releases by Holders of Claims Against, and Interests in, the Company	Each of the Company, the Company’s affiliates, equity holders, subsidiaries, former and current officers, former and current directors, managers, employees, and professionals shall be deemed released and discharged by all holders in voting classes who abstain from voting on the Plan and who do not opt out of the releases provided by the plan from any and all causes of action, including any derivative claims based on or relating to any act or omission taking place on or before the effective date (except claims relating to an act or omission that is determined in a final order to have constituted actual fraud or gross negligence) relating to the Company.

Injunctions	All entities who have held claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the effective date, from taking any of the following actions against, as applicable, the Company’s affiliates, equity holders, subsidiaries, officers, directors, managers, employees, and professionals from commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests.

Exculpation	As of the effective date, each of the Company’s affiliates, equity holders, subsidiaries, officers, directors, managers, employees, and professionals (the “Exculpated Parties”) shall be released and exculpated from any cause of action for any claim related to the Company (except claims relating to an act or omission that is determined in a final order to have constituted actual fraud or gross negligence). The Exculpated Parties shall be deemed to have participated in good faith and in compliance with the applicable laws and shall not be, liable at any time for the violation of any applicable law, rule, or regulation.

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